UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 24, 2012

WESTMOUNTAIN INDEX ADVISOR, INC.
 (Exact Name of Small Business Issuer as specified in its charter)

Colorado	000- 53028	26-1315498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 2186 S. Holly St., Suite 104, Denver, CO 80222
 (Address of principal executive offices including zip code)

(303) 800-0678
 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

123 North College Ave, Ste 200, Ft. Collins, Colorado 80524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2012, the Company announced that it had appointed Dale L. Rasmussen to its Board of Directors.

During his career Mr. Rasmussen has served on the Board of over a dozen private and public companies (Chairman of three) and was instrumental in raising nearly a billion dollars in equity capital.  Three of the companies, co-founded by Mr. Rasmussen, reached market capitalization of over half a billion U.S. dollars.

Mr. Rasmussen served as the Chairman of the Board of Quantum Fuel System Technologies Worldwide from 2002 to 2012, as well as being a member of the Board of Directors since 2000.  Mr. Rasmussen was a founding member of the Board of Directors of Fisker Automotive and served as the Chairman of the Board since its formation in November 2007 until February 2010.  Mr. Rasmussen was the Senior Vice President and Secretary of IMPCO Technologies (now Fuel Systems Solutions) from 1989 through 2005, joining the Company in 1984 as Vice President of Finance and Administration and Corporate Secretary.  IMPCO was the parent company of Quantum Technologies, prior to its spin-off in 2002.  While at IMPCO, Mr. Rasmussen’s areas of expertise were Mergers and Acquisitions, Strategic Planning and Investor Relations.  Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for twelve years at two banks, both acquired by Key Bank and U.S. Bank, and was responsible for managing the bank's investment portfolio, branch and corporate development, and served as corporate secretary.  Mr. Rasmussen is a graduate of Western Washington University and is also a graduate of Pacific Coast Banking School, University of Washington.

There are no related party transactions between Mr. Rasmussen and the Company.

(e) Mr. Rasmussen received 50,000 restricted shares of WMTN common stock valued at the fair market value of $1.00 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Registrant: WestMountain Index Advisor, Inc.

November 21, 2012	By:	/s/ Mark Scott
Mark Scott
Chief Financial Officer

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